Exhibit 23






                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-15219) pertaining to the Open Plan Systems, Inc. 1996 Stock Option Plan for Non-Employee Directors and the Registration Statement (Form S-8 No. 333-15217) pertaining to the Open Plan Systems, Inc. 1996 Stock Incentive Plan of our report dated February 4, 2000 (except for the last sentence in Note 5 as to which the date is March 13, 2000), with respect to the consolidated financial statements and schedule of Open Plan Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.


                                                     /s/ERNST & YOUNG LLP


Richmond, Virginia
March 24, 2000